Exhibit 99.1

BrainStorm Cell Therapeutics Announces Third Quarter 2025 Financial Results and Provides Corporate Update

NEW YORK, November 14, 2025 /PRNewswire/ -- BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI), a leading developer of adult stem cell therapeutics for neurodegenerative diseases, today announced financial results for the third quarter ended September 30, 2025, and provided a corporate update.

“We are making steady progress toward stabilizing our financial situation and initiating our Phase 3b study of NurOwn, designed to generate confirmatory data to support a potential BLA submission,” said Chaim Lebovits, President and CEO. “We have been working closely with our network of clinical sites and with our selected manufacturing partners to ensure operational readiness. We also continue to engage with regulatory authorities and are pleased that the FDA has cleared the planned clinical study. We are committed to working with the ALS community and believe that, if approved, NurOwn will be a valuable therapeutic approach that would slow disease progression and improve quality of life for people afflicted with ALS.”

Recent Highlights

NurOwn (MSC-NTF) for ALS

•	With U.S. FDA clearance secured, the Company is advancing key pre-initiation activities for the Phase 3b clinical trial of NurOwn® The upcoming Phase 3b ENDURANCE study, is expected to enroll approximately 200 participants at leading ALS centers. The trial will include a 24-week, randomized, double-blind, placebo-controlled period (Part A), followed by a 24-week open-label extension (Part B) to further assess long-term safety and durability of effect. The primary efficacy measure will be change from baseline to Week 24 on the ALSFRS-R. Data from Part A is expected to support a Biologics License Application (BLA). Further trial details are posted on ClinicalTrials.gov ID NCT06973629.

•	A Citizen Petition was filed with the FDA by representatives of the ALS community. The petition requests a renewed regulatory review of the data supporting NurOwn. BrainStorm acknowledges the petition as a constructive development that underscores the continued interest in NurOwn’s potential therapeutic value. The Company did not participate in the drafting or submission of this petition.

BrainStorm is planning to host a conference call and webcast for the investment community later in Q4 2025 or early Q1 2026, to provide further updates on the NurOwn Phase 3 program.

Financial Results for the Third quarter Ended September 30, 2025

•	Cash, cash equivalents, and restricted cash were approximately $0.23 million as of September 30, 2025.

•	Research and development expenditures, net, for the quarter ended September 30, 2025 were $0.9 million, compared to $1 million for the quarter ended September 30, 2024.

•	General and administrative expenses for the quarter ended September 30, 2025 were approximately $1.1 million, compared to approximately $2.0 million for the quarter ended September 30, 2024.

•	Net loss for the quarter ended September 30, 2025, was approximately $2.1 million, as compared to a net loss of approximately $2.7 million for the quarter ended September 30, 2024.

•	Net loss per share for the three months ended September 30, 2025, and 2024 was $0.19 and $0.51, respectively.

About NurOwn®

The NurOwn® technology platform (autologous MSC-NTF cells) represents a promising investigational therapeutic approach to targeting disease pathways important in neurodegenerative disorders. MSC-NTF cells are produced from autologous, bone marrow-derived mesenchymal stem cells (MSCs) that have been expanded and differentiated ex vivo. MSCs are converted into MSC-NTF cells by growing them under patented conditions that induce the cells to secrete high levels of neurotrophic factors (NTFs). Autologous MSC-NTF cells are designed to effectively deliver multiple NTFs and immunomodulatory cytokines directly to the site of damage to elicit a desired biological effect and ultimately slow or stabilize disease progression.

About BrainStorm Cell Therapeutics Inc.

BrainStorm Cell Therapeutics Inc. (OTCQB: BCLI) is a leading developer of autologous adult stem cell therapies for debilitating neurodegenerative diseases. The company’s proprietary NurOwn® platform uses autologous mesenchymal stem cells (MSCs) to produce neurotrophic factor-secreting cells (MSC-NTF cells), designed to deliver targeted biological signals that modulate neuroinflammation and promote neuroprotection.

NurOwn® is BrainStorm’s lead investigational therapy for amyotrophic lateral sclerosis (ALS) and has received Orphan Drug designation from both the U.S. Food and Drug Administration (FDA) and the European Medicines Agency (EMA). A Phase 3 trial in ALS (NCT03280056) has been completed, and a second Phase 3b trial is set to launch under a Special Protocol Assessment (SPA) agreement with the FDA. The NurOwn clinical program has generated valuable insights into ALS disease biology, including pharmacogenomic response associated with the UNC13A genotype, biomarker data collected at seven longitudinal time points, and a comprehensive analysis of the “Floor Effect” — a critical challenge in measuring clinical outcomes in advanced ALS. BrainStorm has published its findings in multiple peer-reviewed journals. In addition to ALS, BrainStorm has completed a Phase 2 open-label multicenter trial (NCT03799718) of MSC-NTF cells in progressive multiple sclerosis (MS), supported by a grant from the National MS Society. BrainStorm is also advancing a proprietary, allogeneic exosome-based platform designed to deliver therapeutic proteins and nucleic acids. The company recently received a Notice of Allowance from the U.S. Patent and Trademark Office for a foundational patent covering its exosome technology, further strengthening BrainStorm’s growing IP portfolio in this emerging area of regenerative medicine. To learn more, visit www.brainstorm-cell.com.

Notice Regarding Forward-Looking Statements

This press release contains "forward-looking statements" that are subject to substantial risks and uncertainties, including statements regarding meetings with the U.S. Food and Drug Administration (FDA), Special Protocol Assessment (SPA), the clinical development of NurOwn as a therapy for the treatment of ALS, the future availability of NurOwn to patients, and the future success of BrainStorm. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as "anticipate," "believe," "contemplate," "could," "estimate," "expect," "intend," "seek," "may," "might," "plan," "potential," "predict," "project," "target," "aim," "should," "will" "would," or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on BrainStorm's current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. These potential risks and uncertainties include, without limitation, management's ability to successfully achieve its goals, BrainStorm's ability to raise additional capital, BrainStorm's ability to continue as a going concern, prospects for future regulatory approval of NurOwn, whether BrainStorm's future interactions with the FDA will have productive outcomes, and other factors detailed in BrainStorm's annual report on Form 10-K and quarterly reports on Form 10-Q available at http://www.sec.gov. These factors should be considered carefully, and readers should not place undue reliance on BrainStorm's forward-looking statements. The forward-looking statements contained in this press release are based on the beliefs, expectations, and opinions of management as of the date of this press release. We do not assume any obligation to update forward-looking statements to reflect actual results or assumptions if circumstances or management's beliefs, expectations or opinions should change, unless otherwise required by law. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance, or achievements.

CONTACTS

Investors:

Michael Wood
Phone: +1 646-597-6983
mwood@lifesciadvisors.com

Media:

Uri Yablonka, Chief Business Officer
Phone: +1 917-284-2911
uri@brainstorm-cell.com

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands

(Except share data)

	September 30,	December 31,
	2025	2024
	Unaudited	Audited
	U.S. $ in thousands
ASSETS

Current Assets:
Cash and cash equivalents	$5	$187
Other accounts receivable	80	63
Prepaid expenses and other current assets	423	135
Total current assets	$508	$385

Long-Term Assets:
Prepaid expenses and other long-term assets	$24	$22
Restricted Cash	231	184
Operating lease right of use asset (Note 3)	334	807
Property and Equipment, Net	283	434
Total Long-Term Assets	$872	$1,447

Total assets	$1,380	$1,832

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current Liabilities:
Accounts payables	$6,420	$6,080
Accrued expenses	350	619
Short-term loans (Note 7)	101	300
Operating lease liability (Note 3)	276	549
Employees related liability	1,876	1,430
Total current liabilities	$9,023	$8,978

Long-Term Liabilities:
Operating lease liability (Note 3)	50	171
Warrants liability (Note 4)	-	447
Total long-term liabilities	$50	$618

Total liabilities	$9,073	$9,596

Stockholders’ Deficit:
Stock capital: (Note 5)	16	14
Common Stock of $0.00005 par value - Authorized: 250,000,000 shares at September 30, 2025 and at December 31, 2024 respectively; Issued and outstanding: 11,034,775 and 6,141,762 shares at September 30, 2025 and December 31, 2024 respectively
Additional paid-in-capital	226,916	218,974
Treasury stocks	(116)	(116)
Accumulated deficit	(234,509)	(226,636)
Total stockholders’ deficit	$(7,693)	$(7,764)

Total liabilities and stockholders’ deficit	$1,380	$1,832

The accompanying notes are an integral part of the consolidated financial statements.

BRAINSTORM CELL THERAPEUTICS INC. AND SUBSIDIARIES

INTERIM CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS (UNAUDITED)

U.S. dollars in thousands

(Except share data)

	Nine months ended			Three months ended
	September 30,			September 30,
	2025	2024		2025	2024

	Unaudited			Unaudited
Operating expenses:

Research and development, net	$3,323	$2,928		$899	$1,045
General and administrative	4,386	5,576		1,148	2,003

Operating loss	(7,709)	(8,504)		(2,047)	(3,048)

Financial income (expense), net	(343)	(11)		(59)	(54)

Gain (loss) on change in fair value of Warrants liability (Note 4)	179	(135)		-	394

Net loss	$(7,873)	$(8,650)		$(2,106)	$(2,708)

Basic and diluted net loss per share from continuing operations	$(0.91)	$(1.80	)(*)	$(0.19)	$(0.51	)(*)

Weighted average number of shares outstanding used in computing basic and diluted net loss per share	8,673,908	4,793,026	(*)	11,008,047	5,309,796

The accompanying notes are an integral part of the consolidated financial statements.